Exhibit 3.1

                      ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                                 TVI CORPORATION

         TVI Corporation, a Maryland corporation, having its principal office at 7100 Holladay Tyler Road, Glenn Dale, Maryland 20769 (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation desires to amend and restate its Charter as currently in effect as hereinafter provided. Upon their acceptance by the State Department of Assessments and Taxation of Maryland, the following provisions set forth in these Articles of Amendment and Restatement are all the provisions of the Charter of the Corporation as currently in effect.

         "FIRST: The name of the corporation is:

                                 TVI CORPORATION

         SECOND: The purposes for which the Company is formed are to engage in any businesses, transactions or activities as are permissible under Section 2-103 of the Maryland General Corporation Law, as amended from time to time.


         THIRD: The post office address of the principal office of the corporation is 7100 Holladay Tyler Road, Suite 300, Glenn Dale, Maryland 20768. The name and post office address of the resident agent of the Corporation in this State are RESAGENT, INC., 7 St. Paul Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

         FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is one hundred million (100,000,000). The shares are classified as ninety-eight million eight hundred thousand (98,800,000) shares of Common Stock, par value one cent ($0.01) per share, and one million two hundred thousand (1,200,000) shares of Preferred Stock, par value one dollar ($1.00) per share, having an aggregate par value of Two Million One Hundred Eighty-Eight Thousand Dollars ($2,188,000).

         The Board of Directors shall have the authority to classify and reclassify any unissued shares of Preferred Stock by authorizing the issuance of the Preferred Stock from time to time in one or more series with such distinctive designations as may be established by the Board of Directors, and

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any such series:  (i) may have such voting  powers,  full or limited,  or may be without voting powers; (ii) may be subject to redemption at such time or times and at such prices; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (iv) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (v) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, at such price or prices or at such rates of exchange, and with such other adjustments; and (vi) shall have such other
preferences,   conversion  or  other  rights,   voting   powers,   restrictions,
limitations as to dividends, qualifications, terms or conditions of redemption or other rights, as shall hereafter be authorized by the Board of Directors in accordance with the Maryland General Corporation Law.

         FIFTH: The number of directors of the Corporation shall be ten (10), which number may be increased and decreased pursuant to the Bylaws of the Corporation, but shall never be less than three (3). The name of the directors who shall act until the next annual meeting, or until their successors are duly chosen and qualified, are as follows:

                   Joseph J. Borkoski     Mark N. Hammond

                   Harley A. Hughes       Richard V. Priddy

                   Joseph J. Duffy

         SIXTH: No Stockholder of the Corporation shall have any preferential or pre-emptive right to acquire additional shares of stock of the Corporation except to the extent that, and on such terms as, the Board of Directors from time to time may determine.

         SEVENTH: In carrying on its business, or for the purpose of attaining or furthering any of its objects, the Corporation shall have all of the rights, powers, and privileges granted to corporations by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do, as now or hereafter authorized by law, either alone or in partnership or conjunction with others. In furtherance and not in limitation of the powers conferred by statute, the powers of the Corporation and of its directors and stockholders shall include the following:

         (a) The Corporation reserves the right to adopt from time to time any amendment to its Charter, as now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in the Charter, of any outstanding stock, and all rights conferred on officers, directors and stockholders are granted subject to this reservation.

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         (b)  Except as  otherwise  provided  in the  Charter  or By-Laws of the
Corporation, as from time to time amended, the business of the Corporation shall be managed by its Board of Directors. The Board of Directors shall have and may exercise all of the rights, powers, and privileges of the Corporation, except only for those that are by law or by the Charter or By-Laws of the Corporation conferred upon or reserved to the Stockholders. Additionally, the Board of Directors of the Corporation is specifically authorized and empowered from time to time in its discretion:

                  (1) To authorize the issuance of shares of the Corporation's stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock, of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors deems advisable, subject to such restrictions or limitations, if any, as may be set forth in the By-Laws of the Corporation;

                  (2) By articles supplementary to these Articles, to classify or reclassify any unissued shares by fixing or altering in any one or more aspects, before issuance of those shares, the preferences, conversion or other rights, voting powers, restrictions, qualifications, dividends, or terms or conditions of redemption of those shares, including but not limited to the reclassification of unissued common shares to preferred shares or unissued preferred shares to common shares;

                  (3) To borrow and raise money, without limit and upon any terms, for any corporate purposes; and, subject to applicable law, to authorize the creation, issuance, assumption, or guaranty of bonds, debentures notes, or other evidences of indebtedness for money so borrowed, to include therein such provisions as to redeemability, convertibility, or otherwise, as the Board of Directors, in its sole discretion, determines, and to secure the payment of principal, interest, or sinking fund in respect thereof by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, all or any part of the properties, assets, and goodwill of the Corporation then owned or thereafter acquired.

         EIGHTH: (a) The Corporation shall have the power to indemnify, by express provision in its By-Laws, by agreement, or by majority vote of either its stockholders or disinterested directors, any one or more of the following classes of individuals: (1) present or former directors of the Corporation, (2) present or former officers of the Corporation, (3) present or former agents and/or employees of the Corporation, (4) present or former administrators, trustees or other fiduciaries under any pension, profit sharing, deferred compensation, or other employee benefit plan maintained by the Corporation, and
(5) persons serving or who have served at the request of the Corporation in any of these capacities for any other corporation, partnership, joint venture, trust, or other enterprises. However, the Corporation shall not have the power to indemnify any person to the extent such indemnification would be contrary to
Section 2-418 of the Maryland General Corporation Law, or any statute, rule, or regulation of similar import.

         (b) The Corporation additionally shall have the power to indemnify to the fullest extent permitted by the Maryland General Corporation Law (or any similar provision or provisions of applicable law at the time in effect) each employee or agent of the Corporation who was or is a party or is threatened to

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be  made a  party  to any  threatened,  pending  or  completed  action,  suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time since the inception of the Corporation an employee or agent of the Corporation, or is or was at any time since the inception of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including serving as trustee, plan administrator or other fiduciary of any employee benefit plan.

         NINTH: To the full extent permitted by the Maryland General Corporation Law as in effect on the date hereof, or as hereafter from time to time may be amended, the personal liability of each director and officer of the Corporation shall be eliminated and limited to the full extent permitted by the laws of the State of Maryland, including without limitation as permitted by the provisions of Section 2-405.2 of the Maryland General Corporation Law and any successor provision, as amended from time to time. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director or officer or former director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

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                                     * * * *

         SECOND: By unanimous vote of the Board of Directors of the Corporation at a meeting duly called, convened and held in accordance with the Maryland General Corporation Law and the Corporation's By-Laws, the entire Board of Directors duly approved the foregoing Articles of Amendment and Restatement.

         THIRD: By affirmative vote of two-thirds of all of the shares of the capital stock Corporation entitled to vote thereon conducted in accordance with the Maryland General Corporation Law, the stockholders of the Corporation duly adopted and advised the foregoing Articles of Amendment and Restatement.

         FOURTH: Prior to the filing of these Articles of Amendment and Restatement, the total number of shares the Corporation had authority to issue was forty-six million two hundred thousand (46,200,000) shares of capital stock, classified as forty-five million (45,000,000) shares of Common Stock, par value one cent ($0.01) per share, and one million two hundred thousand (1,200,000) shares of Preferred Stock, par value one dollar ($1.00) per share. Prior to the filing of these Articles of Amendment and Restatement the aggregate par value of all authorized shares having a par value was One Million Six Hundred Fifty Thousand Dollars ($1,650,000). After the filing of these Articles of Amendment and Restatement, the total number of shares the Corporation has authority to issue is ninety-eight million eight hundred thousand (98,800,000) shares of Common Stock, par value one cent ($0.01) per share, and one million two hundred thousand (1,200,000) shares of Preferred Stock, par value one dollar ($1.00) per share. After the filing of these Articles of Amendment and Restatement the aggregate par value of all authorized shares having a par value is Two Million One Hundred Eighty-Eight Thousand Dollars ($2,188,000).


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         IN WITNESS  WHEREOF,  TVI  Corporation  has caused these presents to be signed  in its name and on its  behalf  by its  President  and  attested  by its
Assistant   Secretary  on  this  23rd  day  of  May,  2003,  and  its  President acknowledges that these Articles of Amendment and Restatement are the act and deed of the Corporation, and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information, and belief.

WITNESS:

________________________________                ________________________________
Thomas K. Plunkett, Assistant Secretary         Richard V. Priddy, President